Exhibit 99.1

Armstrong Completes Refinancing of Senior Credit Facility

LANCASTER, Pa., March 18, 2013 —Armstrong World Industries, Inc. (NYSE: AWI), today announced that on Friday March 15, it closed on a new $1.275 billion Senior Secured Credit Facility consisting of a $250 million of revolving credit facility and a $575 million term loan A, both of which mature in March of 2018, and a $450 million term loan B which matures in March of 2020. Proceeds from this new credit agreement will be used to repay the company’s previous credit agreement. The company expects that the transaction, which was led by BofA Merrill Lynch, JP Morgan and Barclays, will lower cash interest expense by approximately $8 million annually. Fees, which are expected to be approximately $8 million, will largely be amortized over the life of the facility.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward- looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2012, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.6 billion. As of December 31, 2012, Armstrong operated 32 plants in eight countries and had approximately 8,500 employees worldwide.

Contacts

Investors:	Tom Waters, tjwaters@armstrong.com or (717) 396-6354
Media:	Jennifer Johnson, jenniferjohnson@armstrong.com or (866) 321-6677